Exhibit 5.1

March 8, 2024

JEPLAN Holdings, Inc.

12-2 Ogimachi, Kawasaki-ku, Kawasaki-shi,
Kanagawa, Japan, 210-0867

Re: Registration Statement on Form F-4; SEC File No. 333-274418

Ladies and Gentlemen:

We have acted as Japanese special counsel for JEPLAN Holdings, Inc. (the “PubCo”), a Japanese corporation incorporated under the laws of Japan, in connection with the Registration Statement on Form F-4 (File No. 333-274418), as amended (the “Registration Statement”) filed on September 8, 2023, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulation thereunder (the “Rules”). You have asked us to furnish our opinion as to the issuance of common shares, no par value per share, by PubCo (the “PubCo Common Shares”) of up to (i) 47,696,922 PubCo Common Shares and (ii) 8,625,000 PubCo Common Shares underlying warrants issued by PubCo (the “PubCo Warrants and such PubCo Common Shares, the “Warrant Shares”), in each case being registered under the Registration Statement in connection with the business combination (the “Business Combination”) contemplated by a business combination agreement, dated June 16, 2023 (as may be amended from time to time, the “Business Combination Agreement”), with AP Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), JEPLAN MS, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), and JEPLAN, Inc., a Japanese corporation incorporated under the laws of Japan (“JEPLAN” or ”the “Company”).

Pursuant to the Business Combination Agreement, PubCo and the Company shall, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Companies Act of Japan (Act No. 86 of 2005, as amended) (the “Japan Act”) and other applicable laws, implement and consummate, among other matters, (i) a statutory share for share exchange (kabushiki-kokan) of PubCo and JEPLAN (the “Share Exchange”) whereby, in accordance with the share exchange agreement to be entered into between PubCo and JEPLAN (the “Share Exchange Agreement”), (a) PubCo will acquire from holders of JEPLAN’s common shares, no par value per share (each, a “JEPLAN Common Share”, and such holders, “JEPLAN Shareholders”), each JEPLAN Common Share issued and outstanding immediately prior to the effective time of the Share Exchange (the “Share Exchange Effective Time”) in consideration of such fraction of newly issued PubCo Common Shares that is equal to the Exchange Ratio (as defined in the Registration Statement), provided that each JEPLAN Shareholder may elect to receive, in lieu of PubCo Common Shares, American depositary shares, each representing one PubCo Common Share (each, an “ADS”), and (b) each unexercised option to purchase JEPLAN Common Shares issued and outstanding immediately prior to the Share Exchange Time will be exchanged for an option to purchase such fraction of PubCo Common Shares that is equal to the Exchange Ratio; and (ii) the allotment and issuance to Merger Sub of, prior to the Share Exchange Effective Time, (a) a number of PubCo Common Shares equal to the aggregate number of ADSs to be issued to holders of SPAC’s ordinary shares pursuant to the Business Combination Agreement and (b) such number of PubCo Warrants as shall be equal to the aggregate number of PubCo Warrants to be distributed to holders of SPAC’s warrants pursuant to the Business Combination Agreement as consideration for the triangular merger to be effected under the Business Combination Agreement, whereby Merger Sub as the dissolving company will merge with and into SPAC, with SPAC surviving the merger as the surviving company. At the Share Exchange Effective Time, JEPLAN Shareholders shall become holders of the PubCo Common Shares, and JEPLAN shall become a direct, wholly-owned subsidiary of PubCo.

In connection with furnishing of this opinion, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i)	the Registration Statement;

(ii)	the Business Combination Agreement;

(iii)	the form of Share Exchange Agreement;

(iv)	the form of PubCo Contributed Shares Subscription Agreement between PubCo and Merger Sub;

(v)	the form of PubCo Contributed Warrants Subscription Agreement between PubCo and Merger Sub;

(vi)	the form of PubCo Private Warrants Subscription Agreement between PubCo and Merger Sub;

(vii)	the form of each of the Terms and Conditions of each of Series 1 Warrants (Stock Acquisition Rights) and Series 2 Warrants (Stock Acquisition Rights) to be issued by PubCo;

(viii)	the form of PubCo’s Amended and Restated Articles of Incorporation;

(ix)	the form of the Company’s Amended and Restated Articles of Incorporation;

(x)	the form of the Determinations of the sole director of PubCo;

(xi)	the form of the Resolutions of the shareholder’s meeting of PubCo;

(xii)	the form of the Resolutions of the board of directors’ meeting of JEPLAN;

(xiii)	the form of the Resolutions of the shareholder’s meeting of JEPLAN; and

(xiv)	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

In our examination of the Documents referred to above, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, the veracity of the Documents, and the legal capacity of all individuals executing any of the Documents.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that (i) prior to effecting the Share Exchange: (a) the Registration Statement, as finally amended, will have become effective under the Securities Act, (b) the shareholders of PubCo and JEPLAN will have approved, among other things, the Share Exchange and the Business Combination pursuant to the Business Combination Agreement, and (c) all other necessary action will have been taken under the applicable laws of Japan to effectuate the Share Exchange and the Business Combination pursuant to the Business Combination Agreement, and (ii) each of JEPLAN’s Common Shares outstanding immediately prior to the effectiveness of the Share Exchange was duly authorized, validly issued, fully paid, and non-assessable under the laws of Japan.

Based on the above and subject to the stated assumptions, exceptions, and qualifications herein, we are of the opinion that:

1.	The PubCo Common Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Business Combination Agreement and the Share Exchange Agreement, will be validly issued, fully paid, and non-assessable;

2.	The PubCo Warrants have been duly authorized and, when issued and delivered in accordance with the Business Combination Agreement, will be valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms.

3.	The Warrant Shares have been duly authorized for issuance and, subject to the full payment of the exercise price therefor, when duly issued and delivered upon exercise of the underlying PubCo Warrants in accordance with the terms and conditions set forth thereof, will be validly issued, fully paid and non-assessable.

This opinion letter is limited solely to the matters expressly set forth herein. Our opinions expressed herein are limited only to the laws of Japan currently in effect, and we do not purport to express or imply any opinion with respect to the applicability or effect of the laws of any other jurisdiction. Our opinions concerning the validity of the issuance of PubCo Common Shares, the PubCo Warrants and the Warrant Shares are based on broadly accepted practice of construction of the relevant laws regarding merger transactions in Japan and assumes consistent application of such laws as they may relate to the issuance of shares of an acquiring company to its subsidiary which is created for a merger transaction to merge with and into a target company as consideration for a triangular merger without cash consideration as contemplated in the Business Combination in Japan. The opinion expressed in paragraph 2 above is subject to applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally. The opinions expressed above are subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine. In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a jurisdiction other than Japan would interpret Japanese legal concepts or expressions. The opinion is given as of the date hereof, and no obligation is undertaken to advise the Company of any changes in any matters set forth herein after the date hereof.

This opinion is issued solely for the purposes of the filing of the Registration Statement, the issuance of the PubCo Common Shares, the PubCo Warrants and the Warrant Shares. It may not be relied upon for any other purpose without our written consent. We hereby consent to the reference to our firm’s name under the caption “Legal Matters” in the Prospectus included in the Registration Statement and the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the Rules.

Yours sincerely,

/s/ Greenberg Traurig Tokyo Law Offices

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